RESULTS OF SHAREHOLDER MEETING
PHOENIX MULTI-SERIES TRUST
October 31, 2006
(Unaudited)

 At a special meeting of shareholders of Phoenix Multi-Series Trust (the "Trust") held on October 31, 2006, shareholders voted on the following proposals:

Number of Eligible Units Voted:


To elect eleven Trustees to
serve on the Board of
Trustees until the next
meeting of shareholders at
which Trustees are elected

                              For            Against
E. Virgil Conway          841,206,978      15,315,679
Harry Dalzell-Payne       841,147,823      15,374,834
Daniel T. Geraci          841,018,487      15,504,170
Francis E. Jeffries       841,098,341      15,424,316
Leroy Keith, Jr           841,173,741      15,348,916
Marilyn E. LaMarche       841,177,235      15,345,422
Philip R. McLoughlin.     841,134,381      15,388,276
Geraldine M. McNamara     841,181,383      15,341,274
James M. Oates            841,046,686      15,475,971
Richard E. Segerson       841,184,578      15,338,079
Ferdinand L. J. Verdonck  841,176,594      15,346,063



To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Trusts

              For          Against          Abstain
          831,066,817     8,468,657        16,987,184




RESULTS OF SHAREHOLDER MEETING
PHOENIX MULTI-SERIES TRUST
November 21, 2006
(Unaudited)

At a special meeting of shareholders of Phoenix Multi-Sector Fixed Income Fund and Phoenix Multi-Sector Short Term Bond Fund (each a "Fund"), series of Phoenix Multi-Series Trust (the "Trust") held on November 21, 2006, shareholders voted on the following proposals:


Number of Eligible Units Voted:

To approve a proposal to permit Phoenix Investment
Counsel, Inc. to hire and replace subadvisers or to modify subadvisory agreements without shareholder approval

         FOR           AGAINST         ABSTAIN          BROKER NON-VOTES

Phoenix Multi-Sector Fixed Income Fund
      6,393,533        351,748          279,441            1,989,024

Phoenix Multi-Sector Short Term Bond Fund
      96,624,869     6,459,990        4,160,324            51,785,755

To approve the amendment of fundamental restrictions of the Fund with respect to loans

Phoenix Multi-Sector Fixed Income Fund
       6,437,994      283,823         302,905               1,989,024

Phoenix Multi-Sector Short Term Bond Fund
      96,776,666    5,839,796        4,628,722             51,785,755

To approve a proposal to reclassify the investment objective of the Investment Objective Funds from fundamental to non-fundamental

Phoenix Multi-Sector Fixed Income Fund
       6,396,398     339,542          288,782               1,989,024

Phoenix Multi-Sector Short Term Bond Fund
      95,672,405   6,716,041        4,856,737              51,785,755


Shareholders of Phoenix Multi-Sector Short Term Bond Fund did not approve these proposals.